UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 26, 2007
Rio Vista Energy Partners L.P.
(Exact name of registrant as specified in its charter)

Delaware	000-50394	20-0153267
(State of Organization)	(Commission File Number)	(IRS Employer Identification No.)

820 Gessner Road, Suite 1285
Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)
(713) 467-8235
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On July 27, 2007, Rio Vista Energy Partners L.P. (“Rio Vista”) entered into an Agreement and Plan of Merger (“Merger Agreement”) with Regional Enterprises, Inc., a Virginia corporation (“New Regional”), Regional Enterprizes, Inc., a Virginia corporation (“Old Regional”), the shareholders of Old Regional and W. Gary Farrar, Jr. The Merger Agreement provided for Rio Vista to acquire the business of Old Regional by means of a merger of Old Regional into New Regional, a newly-formed, wholly-owned subsidiary of Rio Vista. The transactions contemplated by the Merger Agreement were completed on July 27, 2007. The principal business of Old Regional and New Regional (collectively, “Regional”) is storage, transportation and railcar transloading of bulk liquids, including chemical and petroleum products. The total consideration payable to the former shareholders of Old Regional pursuant to the Merger Agreement is $9 million, of which Rio Vista has paid $8.0 million in cash, less applicable working capital and net income adjustments and subject to certain amounts held in escrow, with the remaining $1 million to be paid in 4 equal semiannual installments beginning six months from the date of the acquisition. Under the terms of the acquisition, Rio Vista is entitled to net working capital of Old Regional of $500,000 (subject to adjustments) in excess of assumed liabilities. Rio Vista is also entitled to the adjusted net income earned by Old Regional from July 1, 2007 through the date of closing of the acquisition. Under the terms of the Merger Agreement, a total of $1.5 million was placed into escrow to secure certain indemnification obligations of the former shareholders of Old Regional. Rio Vista funded the acquisition of Old Regional through a loan of $5 million from RZB Finance LLC (“RZB”) and available working capital of $3 million.
In connection with the acquisition of Regional, Rio Vista entered into a Loan Agreement with RZB dated July 26, 2007. The principal amount of the RZB loan is $5 million, due on demand, with a one-year maturity. The RZB loan carries a variable annual rate of interest equal to the higher of (a) the rate of interest established from time to time by JPMorgan Chase Bank, N.A. as its “base rate” or its “prime rate,” or (b) the weighted average overnight funds rate of the Federal Reserve System plus 0.50%, in each case plus a margin of 4.75%. In connection with the RZB loan, New Regional granted to RZB a security interest in all of New Regional’s assets, including a deed of trust on real property owned by New Regional, and Rio Vista delivered to RZB a pledge of the outstanding capital stock of New Regional. The RZB loan is guaranteed by New Regional, Rio Vista Operating Partnership L.P. and Penn Octane Corporation.
Item 2.01. Completion of Acquisition or Disposition of Assets.
On July 27, 2007, Rio Vista completed the acquisition of Regional with the parties and in accordance with the terms set forth in response to Item 1.01 of this report. The assets of Regional include its bulk liquid storage, transfer, and rail transloading facilities located on the James River in Hopewell, Virginia and the goodwill associated with its business. The Hopewell facilities include approximately 10 million gallons of storage for chemical and petroleum products. Regional also owns a fleet of 32 tractors and 50 tanker-trailers used to transport and distribute various bulk liquids.

Item 8.01 Other Events.
On July 31, 2007, Rio Vista issued a press release concerning the expected payment of an arrearage in quarterly distributions. See Exhibit 99.1 to this report.
Item 9.01. Financial Statements and Exhibits.
The financial statements of Regional and pro forma financial information required by this item will be filed by amendment to this report in accordance with parts (a)(4) and (b)(2) of this item.
Exhibits
2.1
Agreement and Plan of Merger dated July 27, 2007 entered into by and between Rio Vista Energy Partners L.P., Regional Enterprises, Inc., Regional Enterprizes, Inc., the shareholders of Regional Enterprizes, Inc. and W. Gary Farrar, Jr. All schedules described in this exhibit have been omitted and will be furnished supplementally to the Securities and Exchange Commission upon request.

99.1	Press release dated July 31, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIO VISTA ENERGY PARTNERS L.P.

By:	Rio Vista GP LLC, its General Partner

	By:	/s/ Ian T. Bothwell

Name:	Ian T. Bothwell
Title: Acting Chief Executive Officer,
Acting President, Vice President, Chief
Financial Officer, Treasurer and
Assistant Secretary (Principal
Executive, Financial and Accounting
Officer)
Date: August 1, 2007

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated July 27, 2007 entered into by and between Rio Vista Energy Partners L.P., Regional Enterprises, Inc., Regional Enterprizes, Inc., the shareholders of Regional Enterprizes, Inc. and W. Gary Farrar, Jr.

99.1	Press Release dated July 31, 2007.

5